Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini (212) 284-3049 Media: Jill Marvin (212) 572-4438

THE ESTÉE LAUDER COMPANIES DELIVERS EXCEPTIONAL

FISCAL 2020 SECOND QUARTER RESULTS

Net Sales Grew 15%; Diluted EPS Declined 2% Including Charges and Adjustments

Net Sales Increased 16% and Adjusted Diluted EPS Rose 21% in Constant Currency

Full Year Net Sales and EPS Guidance Updated to Reflect Coronavirus Estimate

New York, February 6, 2020 - The Estée Lauder Companies Inc. (NYSE: EL) today reported exceptional financial results for its second quarter ended December 31, 2019. Net sales of $4.62 billion increased 15% from $4.01 billion in the prior-year period. Excluding the impact of currency translation, net sales increased 16%.

Net earnings were $557 million, compared with $573 million last year. Diluted net earnings per common share was $1.52, compared with $1.55 reported in the prior-year period. Adjusted diluted earnings per common share rose 21% to $2.11.

Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration, goodwill and other intangible asset impairments and other income as detailed on page 2.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered superb results in our second quarter, leading to an excellent first half. Our multiple engines of growth generated broad-based gains across all our regions and major categories, as our prestige brand portfolio was well received by global consumers during the Singles Day event and holiday season.

“Our sales growth came from all facets of our business, including the Asia/Pacific region, the skin care and fragrance categories, the online and travel retail channels, and the Estée Lauder, La Mer and luxury fragrance brands. Our emerging markets continued to be vibrant and we made progress towards the stabilization of our North American business despite continued softness in the makeup category. Additionally, we completed the acquisition of the Korean-

based Dr. Jart+ brand at the end of the quarter, which strengthens our position in global skin care.”

Freda emphasized, “In the wake of the recent coronavirus outbreak, we are first and foremost concerned about the health and safety of our employees, consumers and everyone affected in China and around the world. Our hearts and support go out to the many people working hard to mitigate the health risks of the coronavirus. The global situation will also affect our financial results in the near term, so we are updating our fiscal year outlook. With our results to date and our agility in allocating resources, we will strive to deliver full-year growth at least in line with our long-term goals, even in this challenging moment. We will be ready to return to our growth momentum as the global coronavirus outbreak is resolved.”

Reconciliation between GAAP and Non-GAAP

	Three Months Ended December 31, 2019				Three Months Ended December 31
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2019	2018
As Reported Results (1)	15%	16%	(2)%	—%	$1.52	$1.55
Restructuring and other charges					.03	.08
Contingent consideration					(.02)	—
Goodwill and other intangible asset impairments					1.81	.09
Other income					(1.23)	—
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					—	.02
Non-GAAP		16%	21%		$2.11	$1.74
Impact of foreign currency on earnings per share					.01
Non-GAAP, constant currency earnings per share				21%	$2.12

(1) Represents GAAP, except Constant Currency percentages

The Company acquired the remaining stake in Have & Be Co. Ltd. (“Have & Be”), the owner of Dr. Jart+, on December 18, 2019, which resulted in Other income of $576 million, or $1.23 per diluted share, primarily due to a gain on its original minority investment. The results of operations will be reported on a one-month lag to facilitate consolidated reporting and, therefore, are not included in the financial statements for the periods ended December 31, 2019. The Company also recorded a $777 million, or $1.81 per diluted share, impairment charge across three makeup brands, Too Faced, BECCA and Smashbox, reflecting continued softness in the makeup category generally in North America. Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.

Results by Product Category

	Three Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
Skin Care	$2,205	$1,732	27%	28%	$772	$565	37%
Makeup	1,660	1,560	6	7	(611)	138	(100 +)
Fragrance	581	537	8	9	97	84	15
Hair Care	162	154	5	5	12	15	(20)
Other	16	22	(27)	(27)	4	4	—
Subtotal	4,624	4,005	15	16	274	806	(66)
Returns/charges associated with restructuring and other activities	—	—			(13)	(35)
Total	$4,624	$4,005	15%	16%	$261	$771	(66)%

Total reported operating income was $261 million, a 66% decrease from $771 million in the prior year. Operating income excluding (i) goodwill and other intangible asset impairments related to Too Faced, BECCA and Smashbox of $777 million compared to $38 million related to Smashbox in the prior-year period, (ii) restructuring and other charges and adjustments of $6 million compared with restructuring and other charges and adjustments of $37 million recorded in the prior-year period and (iii) the unfavorable impact of currency translation of $4 million, increased 24%. This improvement largely reflected higher net sales and disciplined expense management throughout the business despite increased strategic investments in advertising and promotional activities.

Skin Care

•	Skin care net sales grew across all regions, led by Estée Lauder and La Mer. Origins and Clinique also grew globally.
•	The Estée Lauder brand delivered growth in all regions and every major channel, reflecting continued strength across several of its core product franchises, such as Advanced Night Repair, Perfectionist, Re-Nutriv, Revitalizing Supreme+ and Micro Essence, supported by successful innovations and strong holiday campaigns.
•	Double-digit growth from La Mer was broad-based, with net sales increasing across every region and major channel, driven by higher net sales of existing products, as well as the relaunch of The Regenerating Serum. Targeted expanded consumer reach, large scale influencer activations and strong holiday programs also contributed to growth.
•	Origins net sales benefitted primarily from growth in the brand’s treatment lotions and moisturizers, such as Dr. Weil Mega Mushroom Treatment Lotion and Serum.
•	Clinique’s growth was driven by increases in its hero franchises, including Smart and Moisture Surge, which also drove growth in Europe and travel retail.
•	Operating income increased sharply, primarily from Estée Lauder and La Mer, reflecting higher net sales.

Makeup

•	Net sales growth in makeup was primarily driven by increases from Estée Lauder, Tom Ford Beauty, Bobbi Brown and La Mer. These increases were partially offset by lower net sales primarily from BECCA and Smashbox.
•	Estée Lauder generated solid double-digit growth, driven by strength from its Double Wear line of products and initial shipments of Futurist Hydra Rescue Moisturizing Makeup SPF 45, as we expanded distribution beyond Asia.
•	Net sales from Tom Ford Beauty increased double digits, primarily driven by its eye shadow and cushion compact products in Asia/Pacific, as well as targeted expanded consumer reach.
•	Bobbi Brown’s double-digit growth across Asia/Pacific and Travel Retail was largely driven by the continued success of its Intensive Skin Serum Foundation and the launch of Luxe Shine Intense Lipstick.
•	La Mer’s strong double-digit growth was driven by successful holiday events and campaigns.
•	Makeup operating income declined, primarily reflecting goodwill and other intangible asset impairments related to Too Faced, BECCA and Smashbox. Strategic investments to support initiatives at M•A•C also contributed to the decrease. These were partially offset by increases from Estée Lauder and La Mer, reflecting their sales gains, as well as disciplined expense management from Clinique.

Fragrance

•	Net sales growth was driven primarily by increases from Jo Malone London and Tom Ford Beauty.
•	Jo Malone London’s double-digit net sales increase primarily reflected strong holiday activations, the launch of Poppy & Barley and targeted expanded consumer reach.
•	Increased net sales from Tom Ford Beauty reflected the continued success of certain Private Blend fragrances and the launch of Métallique.
•	Fragrance operating income growth was driven primarily by higher net sales and disciplined expense management.

Hair Care

•	Hair care net sales grew at both Aveda and Bumble and bumble. Aveda net sales benefitted from the launch of Nutriplenish, a new line of hydrating hair care products. In addition, Full Spectrum Demi Plus and the relaunch of Sap Moss also contributed to net sales growth.
•	Hair care operating income declined, reflecting marketing support for Aveda’s new and recent launches.

Results by Geographic Region

	Three Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
The Americas	$1,226	$1,218	1%	1%	$(529)	$149	(100 +)%
Europe, the Middle East & Africa	2,079	1,767	18	18	505	418	21
Asia/Pacific	1,319	1,020	29	30	298	239	25
Subtotal	4,624	4,005	15	16	274	806	(66)
Returns/charges associated with restructuring and other activities	—	—			(13)	(35)
Total	$4,624	$4,005	15%	16%	$261	$771	(66)%

The impairment charges for the makeup brands mentioned earlier were entirely reflected in The Americas region, negatively impacting operating income there. Beginning in the fiscal 2020 first quarter, changes were made to reflect certain Leading Beauty Forward enhancements in the capabilities and cost structure of our travel retail business, which are primarily centralized in The Americas region. This resulted in a change to the royalty structure of the travel retail business to reflect the value created in The Americas region. Accordingly, for the second quarter, the fiscal 2019 operating income of The Americas was increased by $210 million, with a corresponding decrease in Europe, the Middle East & Africa, to conform with the current year methodology and presentation.

The Americas

•	In North America, skin care net sales continued to grow, driven by increases from Estée Lauder, Origins and La Mer.
•	Fragrance net sales rose double-digits in North America, due, in part, to compelling holiday offerings from Jo Malone London and the successful launches of Soleil Neige and Métallique from Tom Ford Beauty.
•	The North America beauty industry continued to be challenged by soft color cosmetics sales, which impacted makeup category results at many of the Company’s brands.
•	Net sales in North America grew double-digits in specialty-multi and solidly in direct-to-consumer channels, while brick-and-mortar department stores remained challenged.
•	Net sales in Latin America declined slightly, as gains across most of the region were offset by a decline in Chile, reflecting social unrest in that country.
•	Operating income in The Americas decreased, reflecting goodwill and other intangible asset impairments related to makeup brands Too Faced, BECCA and Smashbox.

Europe, the Middle East & Africa

•	The Company generated strong net sales growth in the region, primarily due to strong double-digit gains in travel retail, online and specialty-multi.
•	Net sales growth from the Company’s travel retail business was broad-based, with double-digit growth in many of the brands, led by Estée Lauder, La Mer, Origins,

Clinique and Tom Ford Beauty. Growth also reflected the increase in international passenger traffic, improved conversion and strategic investments to support both new and existing products. In addition, successful innovations and targeted expanded consumer reach contributed to growth.
•	Most markets in the region contributed to growth in constant currency. Developed markets grew, including Italy, Iberia, Germany and the U.K., and emerging markets in the region grew double-digits in aggregate, led by Russia and India.
•	Operating income increased, primarily reflecting strong double-digit growth in travel retail, Russia and the U.K., partially offset by higher marketing investments across the region.

Asia/Pacific

•	Net sales growth was broad-based, with nearly every market in the region growing and more than a third increasing double digits in constant currency.
•	Greater China delivered strong double-digit net sales growth. Growth accelerated on the mainland, reflecting, in part, an outstanding performance related to Singles Day and other events. Net sales in Hong Kong declined as a result of the ongoing events impacting key shopping areas.
•	Emerging markets in Southeast Asia delivered strong growth. Among developed markets, Korea rose double digits and both Japan and Australia grew solidly in constant currency.
•	Most brands and each major product category generated double-digit net sales growth in the region.
•	Net sales in major channels increased, led by online, which more than doubled. In addition, net sales in freestanding stores and specialty-multi increased double-digits and department stores had strong growth.
•	Operating income increased, reflecting the higher net sales, partially offset by strategic investments in advertising to support net sales growth.

Six-Month Results

•	For the six months ended December 31, 2019, the Company reported net sales of $8.52 billion, a 13% increase compared with $7.53 billion in the prior-year period. Net sales increased 14% in constant currency.
•	Net earnings were $1.15 billion, and diluted earnings per share was $3.13. In the prior-year six months, the Company reported net earnings of $1.07 billion and diluted earnings per share of $2.88.
•	During the six-months ended December 31, 2019, the Company recorded restructuring and other charges, changes in contingent consideration, goodwill and other intangible asset impairments and Other income primarily related to a gain on a previously held equity investment in Have & Be that, combined, totaled $232 million ($238 million after tax), equal to $.65 per diluted share. The prior-year period results include restructuring and other charges, goodwill and other intangible asset impairments and changes in contingent consideration that, combined, totaled $111 million ($94 million after tax), equal to $.25 per diluted share, as detailed in the table on page 14.

•	Adjusting for restructuring and other charges and adjustments, diluted net earnings per common share for the six months ended December 31, 2019 was $3.78, and in constant currency rose 21%. For the six months ended December 31, 2019, the negative impact of foreign currency translation on diluted net earnings per common share was $.02.

Cash Flows

•	For the six months ended December 31, 2019, net cash flows provided by operating activities were $1.26 billion, relatively flat to the prior-year period. The favorable increase in net earnings was offset by the timing and level of accounts payable and, to a lesser extent, taxes.
•	On December 18, 2019, the company used $1.27 billion in cash to complete the acquisition of Have & Be. This was financed with the proceeds from a $1.8 billion offering of new senior notes, a portion of which is also expected to be used to refinance $500 million of senior notes due February 7, 2020.

Outlook for Fiscal 2020 Second Half and Full Year

The Company continues to see strong consumer demand for its high-quality products, and for the fiscal year expects to grow ahead of the industry and to continue building global share. The Company expects global prestige beauty to be adversely impacted over the next few months by the coronavirus. The Company is also mindful of risks related to social, economic and political issues, including geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges that could affect consumer spending in certain countries and travel corridors.

The Company’s guidance includes assumptions on the estimated impact and duration of the recent coronavirus outbreak, based on its knowledge at this time, which is still very difficult to predict. After experiencing continued strong momentum into January, the Company has seen a significant decline in air travel and consumer traffic in key shopping and tourist areas. Global travel retail, localities most affected by the virus outbreak and destination markets favored by tourists are expected to experience the greatest negative impact in the coming months followed by a gradual recovery later in the fiscal year. The Company stands ready to facilitate the recovery as soon as the market dynamics support it.

The Company has also reflected the following risks in its outlook:

•	Continued softness of brick and mortar retail in the United States and United Kingdom impacting overall prestige beauty industry growth, especially in the makeup category.
•	Risks associated with ongoing negotiations on trade agreements between the United States and several other countries and the related, known tariffs.
•	Continued challenges in Hong Kong impacting key shopping areas.

Second Half Fiscal 2020

Due to the evolving and uncertain nature of the risk related to the coronavirus, the Company is only providing guidance for the second half of the fiscal year at this time instead of the quarterly guidance typically issued.

Sales Outlook

•	Reported net sales are forecasted to increase between 0% and 1% versus the prior-year period. The third quarter is anticipated to be the most negatively impacted by the coronavirus with sales declining versus the prior-year period.
•	The Company’s recent acquisition of Have & Be is forecasted to contribute approximately 2% to the Company’s overall sales growth.
•	Excluding the impact of the acquisition and 1% negative impact from currency, net sales are forecasted to decline between 0% to 1%.

Earnings per Share Outlook

•	Reported diluted net earnings per common share are projected to be between $1.70 and $1.81. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.82 and $1.91.
•	Excluding the $.17 per share dilution related to the acquisition, adjusted diluted earnings per common share are expected to decrease between 3% and 7% on a constant currency basis.
o	Currency exchange rates are volatile and difficult to predict. Using December 31, 2019 spot rates, the negative currency impact equates to about $.03 of diluted earnings per common share.
o	The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward of approximately $45 million to $60 million, equal to $.10 to $.12 per diluted common share.

Full Year Fiscal 2020

Sales Outlook

•	Reported net sales are forecasted to increase between 6% and 8% versus the prior-year period.
•	The Company’s recent acquisition of Have & Be is forecasted to contribute approximately 1% to the Company’s overall sales growth.
•	Excluding the impact of the acquisition and 1% negative impact from currency, net sales are forecasted to grow between 6% and 8%, in-line with the Company’s long-term growth goal.

Earnings per Share Outlook

•	Reported diluted net earnings per common share are projected to be between $4.83 and $4.95. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $5.60 and $5.70.
•	Excluding the $.18 per share dilution related to the acquisition, adjusted diluted earnings per common share are expected to increase between 9% and 11% on a constant currency basis.
o	Currency exchange rates are volatile and difficult to predict. Using December 31, 2019 spot rates for the remaining quarters of fiscal 2020, the negative currency impact equates to about $.05 of diluted earnings per common share.
o	The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward of approximately $80 million to $95 million, equal to $.19 to $.21 per diluted common share.

Reconciliation between GAAP and non-GAAP

	Six Months Ending June 30, 2020 (F)				Six Months June 30
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020(F)	2019
Forecast/Actual As Reported results including restructuring and other charges and adjustments (1)	0%-1%	1%-2%	(12%)-(7%)	(10%)-(5%)	$1.70-$1.81	$1.93
Restructuring and other charges					.10-.12	.33
Contingent consideration					—	(.06)
Gain on liquidation of an investment in a foreign subsidiary, net					—	(.15)
Goodwill and other intangible asset impairments					—	.14
Non-GAAP		1%-2%	(17%)-(13%)		$1.82-$1.91	$2.18
Impact of foreign currency on earnings per share					.03
Forecasted Non-GAAP constant currency earnings per share				(15%)-(11%)	$1.85-$1.94

	Year Ending June 30, 2020 (F)				Twelve Months June 30
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020(F)	2019
Forecast/Actual As Reported results including restructuring and other charges and adjustments (1)	6%-8%	7%-9%	0%-3%	1%-4%	$4.83-$4.95	$4.82
Restructuring and other charges					.19-.21	.51
Contingent consideration					(.02)	(.08)
Gain on liquidation of an investment in a foreign subsidiary, net					—	(.15)
Goodwill and other intangible asset impairments					1.81	.23
Other income					(1.23)	—
TCJA impacts					—	.01
Non-GAAP		7%-9%	5%-7%		$5.60-$5.70	$5.34
Impact of foreign currency on earnings per share					.05
Forecasted Non-GAAP constant currency earnings per share				6%-8%	$5.65-$5.75

(1) Represents GAAP, except Constant Currency percentages

(F) Represents forecast

EPS amounts may not foot due to rounding

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 6, 2020 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 4437719). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2020 Second Half and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)	consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop;
(7)	social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)	changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)	foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)	changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)	impacts attributable to the coronavirus outbreak, including disruptions to our global business;
(12)	shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)	real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)	changes in product mix to products which are less profitable;
(15)	the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)	the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)	consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(18)	the timing and impact of acquisitions, investments and divestitures; and
(19)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA, Too Faced and Dr. Jart+.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
and percentages)	2019	2018	Change	2019	2018	Change
Net Sales	$4,624	$4,005	15%	$8,519	$7,529	13%
Cost of sales (A)	1,041	910	14%	1,949	1,733	12%
Gross Profit	3,583	3,095	16%	6,570	5,796	13%
Gross Margin	77.5%	77.3%		77.1%	77.0%
Operating expenses:
Selling, general and administrative (B)	2,538	2,257	12%	4,723	4,265	11%
Restructuring and other charges (A)	7	29	(76)%	30	70	(57)%
Goodwill impairment (C)	511	20	100 +%	511	20	100 +%
Impairment of other intangible assets (C)	266	18	100 +%	266	18	100 +%
	3,322	2,324	43%	5,530	4,373	26%
Operating Expense Margin	71.8%	58.0%		64.9%	58.1%
Operating Income	261	771	(66)%	1,040	1,423	(27)%
Operating Income Margin	5.6%	19.3%		12.2%	18.9%
Interest expense	38	35	9%	70	69	1%
Interest income and investment income, net	13	12	8%	27	27	—%
Other components of net periodic benefit cost	1	—	100%	2	—	100%
Other income (D)	576	—	100%	576	—	100%
Earnings before Income Taxes	811	748	8%	1,571	1,381	14%
Provision for income taxes (E)	250	171	46%	412	302	36%
Net Earnings	561	577	(3)%	1,159	1,079	7%
Net earnings attributable to noncontrolling interests	(4)	(4)	—%	(7)	(6)	17%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$557	$573	(3)%	$1,152	$1,073	7%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.55	$1.58	(2)%	$3.19	$2.94	9%
Diluted	1.52	1.55	(2)%	3.13	2.88	9%

Weighted average common shares outstanding:
Basic	360.2	363.3		360.8	365.1
Diluted	366.7	369.9		367.7	372.1

(A)	In May 2016, we announced a multi-year initiative (“Leading Beauty Forward”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum. Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B)	The Company recorded $7 million of income within selling, general and administrative expenses for the three and six months ended December 31, 2019, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and six months ended December 31, 2018, the Company recorded $2 million of expense and $9 million of income, respectively.

(C)	During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process, triggering a need for an interim impairment review. As a result of this review, the Company recorded $777 million ($663 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $1.81 and $1.80 per common share for the three and six months ended December 31, 2019, respectively. The Company recorded $38 million of goodwill and other intangible asset impairments, with an impact of $.09 per common share for the six months ended December 31, 2018, related to its Smashbox reporting unit.

(D)	In conjunction with the acquisition of the remaining equity interest in Have & Be, the Company recorded a gain on its previously held equity method investment of $553 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $576 million had an impact of $1.23 and $1.22 per common share for the three and six months ended December 31, 2019, respectively.

(E)	During the three and six months ended December 31, 2018, the Company recorded a net charge of $6 million and $5 million, respectively, equal to $.02 per common share to reflect the finalization of the provisional amounts for the impact of the Tax Cuts and Jobs Act ("TCJA").

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended December 31, 2019
Leading Beauty Forward	$-	$6	$-	$7	$13	$10	$.03
Contingent consideration				(7)	(7)	(6)	(.02)
Goodwill and other intangible asset impairments				777	777	663	1.81
Other income				(576)	(576)	(450)	(1.23)
Total	$-	$6	$-	$201	$207	$217	$.59

	Six Months Ended December 31, 2019
Leading Beauty Forward	$-	$8	$1	$29	$38	$31	$.09
Contingent consideration				(7)	(7)	(6)	(.02)
Goodwill and other intangible asset impairments				777	777	663	1.80
Other income				(576)	(576)	(450)	(1.22)
Total	$-	$8	$1	$223	$232	$238	$.65

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended December 31, 2018
Leading Beauty Forward	$-	$6	$4	$25	$35	$31	$.08
Contingent consideration				2	2	1	—
Goodwill and other intangible asset impairments				38	38	34	.09
Transition Tax resulting from the TCJA						(2)	—
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8	.02
Total	$-	$6	$4	$65	$75	$72	$.19

	Six Months Ended December 31, 2018
Leading Beauty Forward	$—	$12	$19	$51	$82	$68	$.18
Contingent consideration				(9)	(9)	(8)	(.02)
Goodwill and other intangible asset impairments				38	38	34	.09
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8	.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9	.03
Total	$-	$12	$19	$80	$111	$99	$.27

Results by Product Category

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
Skin Care	$4,047	$3,218	26%	27%	$1,404	$1,031	36%
Makeup	3,103	2,966	5	5	(507)	299	(100 +)
Fragrance	1,043	1,009	3	4	163	139	17
Hair Care	298	297	—	1	12	29	(59)
Other	28	39	(28)	(28)	6	7	(14)
Subtotal	8,519	7,529	13	14	1,078	1,505	(28)
Returns/charges associated with restructuring and other activities	—	—			(38)	(82)
Total	$8,519	$7,529	13%	14%	$1,040	$1,423	(27)%

Results by Geographic Region

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
The Americas	$2,386	$2,454	(3)%	(3)%	$(354)	$383	(100 +)%
Europe, the Middle East & Africa	3,756	3,200	17	19	882	675	31
Asia/Pacific	2,377	1,875	27	28	550	447	23
Subtotal	8,519	7,529	13	14	1,078	1,505	(28)
Returns/charges associated with restructuring and other activities	—	—			(38)	(82)
Total	$8,519	$7,529	13%	14%	$1,040	$1,423	(27)%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the changes in the fair value of contingent consideration, other income, the Transition Tax, the remeasurement of U.S. net deferred tax assets as of the TCJA enactment date, and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended December 31, 2019					Three Months Ended December 31, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of foreign currency translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency
Net Sales	$4,624	$—	$4,624	$22	$4,646	$4,005	$—	$4,005	15%	16%
Cost of sales	1,041	(6)	1,035	5	1,040	910	(6)	904
Gross Profit	3,583	6	3,589	17	3,606	3,095	6	3,101	16%	16%
Gross Margin	77.5%		77.6%		77.6%	77.3%		77.4%

Operating expenses	3,322	(777)	2,545	13	2,558	2,324	(69)	2,255	13%	13%
Operating Expense Margin	71.8%		55.0%		55.1%	58.0%		56.3%
Operating Income	261	783	1,044	4	1,048	771	75	846	23%	24%
Operating Income Margin	5.6%		22.6%		22.6%	19.3%		21.1%

Other income	576	(576)	—	—	—	—	—	—	—	—
Provision for income taxes	250	(10)	240	2	242	171	3	174	38%	39%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$557	$217	$774	$2	$776	$573	$72	$645	20%	20%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$1.52	$.59	$2.11	$.01	$2.12	$1.55	$.19	$1.74	21%	21%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Six Months Ended December 31, 2019					Six Months Ended December 31, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of foreign currency translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency
Net Sales	$8,519	$—	$8,519	$62	$8,581	$7,529	$—	$7,529	13%	14%
Cost of sales	1,949	(8)	1,941	15	1,956	1,733	(12)	1,721
Gross Profit	6,570	8	6,578	47	6,625	5,796	12	5,808	13%	14%
Gross Margin	77.1%		77.2%		77.2%	77.0%		77.1%

Operating expenses	5,530	(800)	4,730	39	4,769	4,373	(99)	4,274	11%	12%
Operating Expense Margin	64.9%		55.5%		55.6%	58.1%		56.8%
Operating Income	1,040	808	1,848	8	1,856	1,423	111	1,534	20%	21%
Operating Income Margin	12.2%		21.7%		21.6%	18.9%		20.4%

Other income	576	(576)	—	—	—	—	—	—	—	—
Provision for income taxes	412	(6)	406	2	408	302	12	314	29%	30%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$1,152	$238	$1,390	$6	$1,396	$1,073	$99	$1,172	19%	19%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$3.13	$.65	$3.78	$.02	$3.80	$2.88	$.27	$3.15	20%	21%

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	December 31 2019	June 30 2019	December 31 2018
ASSETS
Current Assets
Cash and cash equivalents	$3,596	$2,987	$1,876
Short-term investments	—	—	525
Accounts receivable, net	2,225	1,831	2,000
Inventory and promotional merchandise	2,058	2,006	1,651
Prepaid expenses and other current assets	469	388	388
Total Current Assets	8,348	7,212	6,440
Property, Plant and Equipment, net	2,086	2,068	1,859
Operating lease right-of-use assets (A)	2,517	—	—
Other Assets	4,986	3,876	4,377
Total Assets	$17,937	$13,156	$12,676

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$522	$516	$18
Accounts payable	1,137	1,490	995
Operating lease liabilities (A)	369	—	—
Other accrued liabilities	2,925	2,599	2,763
Total Current Liabilities	4,953	4,605	3,776
Noncurrent Liabilities
Long-term debt	4,662	2,896	3,373
Long-term operating lease liabilities (A)	2,318	—	—
Other noncurrent liabilities	1,403	1,244	1,194
Total Noncurrent Liabilities	8,383	4,140	4,567
Total Equity	4,601	4,411	4,333
Total Liabilities and Equity	$17,937	$13,156	$12,676

(A) During the first quarter of fiscal 2020, the Company adopted Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”) using the modified retrospective transition approach permitted under the new standard for leases that existed at July 1, 2019, and, accordingly, the prior comparative periods were not restated. The adoption of this standard impacted the Company’s consolidated balance sheet due to the recognition of right-of-use assets and associated lease liabilities related to operating leases as compared to the previous accounting. The accounting for finance leases under ASC 842 is consistent with the prior accounting for capital leases. The impact of the adoption of this standard on the Company’s consolidated statements of earnings and consolidated statement of cash flows was not material.

SELECT CASH FLOW DATA

	Six Months Ended
	December 31
(Unaudited; $ in millions)	2019	2018
Cash Flows from Operating Activities
Net earnings	$1,159	$1,079
Depreciation and amortization	287	269
Deferred income taxes	7	(46)
Other items	359	175
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(347)	(343)
Decrease (increase) in inventory and promotional merchandise	31	(21)
Increase in other assets, net	(120)	(53)
Increase (decrease) in accounts payable and other liabilities	(121)	213
Net cash flows provided by operating activities	$1,255	$1,273

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(291)	$(292)
Payments for acquired businesses, net of cash acquired	(1,040)	—
Proceeds (purchase) of investments, net	(5)	257
Payments to acquire treasury stock	(813)	(1,126)
Dividends paid	(330)	(297)
Proceeds (repayments) of current debt, net	8	(169)
Proceeds from issuance of long-term debt, net	1,775	—

# # #

Page 19 of 19